UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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CommonWealth REIT

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On March 13, 2014, CommonWealth REIT issued the following press release:

* * * * *

FOR IMMEDIATE RELEASE

CommonWealth REIT Comments on Newly Discovered and Previously Undisclosed Sam Zell Conflict of Interest

Newton, MA (March 13, 2014): CommonWealth REIT (NYSE: CWH) today issued the following statement regarding Sam Zell’s newly discovered and previously undisclosed conflict of interest in connection with his participation in the consent solicitation to remove the entire CWH Board, without cause, which is being conducted by Related Fund Management, LLC and Corvex Management LP (together “Related/Corvex”).

During a television interview on Monday, March 10, 2014, Jeff Blau, CEO of the Related Companies, disclosed for the first time that Sam Zell was motivated to join the Related/Corvex hostile takeover effort because of a dispute concerning property in Hawaii.  Upon investigation, CWH discovered that Zell is the lead investor in a large tenant of Select Income REIT (NYSE: SIR), a publicly traded company that owns property in Hawaii and is 44% owned by CWH.  CWH believes the dispute to which Blau apparently made reference is that Zell has proposed to lower the rent paid by his company despite the fact that market rents are increasing.

Adam Portnoy, President and Managing Trustee of CWH, made the following statement after learning of Zell’s newly discovered and previously undisclosed conflict of interest:

“We did not know until Jeff Blau’s disclosure during a television interview earlier this week that Zell had any current dealings with CWH or SIR.  We now know that Zell is the lead investor in a company, Par Petroleum Corporation (OTCQB Marketplace:  PARR), which recently acquired one of the largest tenants of SIR, a subsidiary of CWH.

“Some of the rent paid by Zell’s company is scheduled to be reset to fair market value effective April 1; if the parties cannot agree, the rent will be set by arbitration.  We are concerned that Zell is joining the Related/Corvex hostile takeover effort so he may influence these lease negotiations to the benefit of his company and the detriment of SIR shareholders, including CWH.  In this circumstance, Zell’s interests are not aligned with CWH shareholders.  It is particularly disturbing that Related/Corvex represented Zell was truly independent and neither Zell nor the Related/Corvex group disclosed Zell’s obvious conflict of interest when they announced that Zell intends to be a candidate for chairman of CWH on the Related/Corvex handpicked slate of trustee nominees.

“The more we learn about the circumstances that prompted Zell to join the Related/Corvex hostile takeover effort, the more obvious it becomes that the current consent solicitation is not about good corporate governance or shareholder value.  Rather, it appears to have been motivated by the short term private interests of Related/Corvex and their recent partner Zell.”

The CWH Board of Trustees urges shareholders to Sign, Date and Mail the WHITE consent revocation cards which CWH has mailed to shareholders.

CommonWealth REIT is a real estate investment trust headquartered in Newton, Massachusetts which primarily owns office buildings located in central business districts across the country.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND CWH’S CONTROL.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related/Corvex. On January 29, 2014, CWH filed a definitive consent revocation statement with the SEC in response to the Related/Corvex solicitation and has mailed the definitive consent revocation statement and form of WHITE consent revocation card to each shareholder entitled to deliver a written revocation in connection with the consent solicitation. SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT FILED WITH THE SEC, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the definitive consent revocation statement filed by CWH with the SEC in connection with the solicitation of revocations of consents.

Shareholders may obtain free of charge copies of the definitive consent revocation statement and any other documents filed by CWH with the SEC in connection with the Related/Corvex solicitation at the SEC’s website (http://sec.gov), at CWH’s website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

Contacts

Media Contacts:
Joele Frank Wilkinson Brimmer Katcher
Andrew Siegel/Gabrielle Miller
212-355-4449

or

Investor Contacts:
CommonWealth REIT
Timothy Bonang, Vice President, Investor Relations
Jason Fredette, Director, Investor Relations
617-796-8222
www.cwhreit.com

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